Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Sara Garland
	Senior Vice President, Finance & Investor Relations	Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FIRST QUARTER 2026 RESULTS
-- First Quarter GAAP Diluted Earnings Per Share of $3.11; Adjusted Diluted Earnings Per Share of $3.37 --
-- Increases 2026 GAAP Diluted EPS Guidance to Greater than $2.37 & Adjusted Diluted EPS to Greater than $3.40 --

•Strong first quarter 2026 adjusted diluted EPS of $3.37, approximately $0.50 better than our expectations.
•Medicaid HBR of 93.1%, reflecting continued tangible progress managing medical costs coupled with moderate flu.
•Medicare segment HBR of 84.9%, from outperformance in both Medicare Advantage and PDP.
•Commercial HBR of 75.3%, slightly above expectations, primarily reflecting higher acuity among Marketplace Silver Tier members prior to anticipated future 2026 net risk adjustment benefit. Marketplace pre-tax earnings for Q1 were in-line with expectations inclusive of favorable SG&A.
•$1.0 billion of debt reduction during the first quarter 2026.

ST. LOUIS, April 28, 2026 -- Centene Corporation (NYSE: CNC) (the Company) announced today its financial results for the first quarter ended March 31, 2026. In summary, the 2026 first quarter results were as follows:

Total revenues (in millions)	$49,944
Premium and service revenues (in millions)	$44,655
Health benefits ratio	87.3%
SG&A expense ratio	7.6%
Adjusted SG&A expense ratio (1)	7.6%
GAAP diluted earnings per share	$3.11
Adjusted diluted earnings per share (1)	$3.37
Total cash flow provided by operations (in millions)	$4,366

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"We continue to make tangible progress in our margin recovery efforts while strengthening the fundamental operations of each of our businesses," said Chief Executive Officer of Centene, Sarah M. London. "Our strong first quarter results position us to increase our full year 2026 adjusted diluted EPS guidance to greater than $3.40. We remain confident in the long-term earnings power of the enterprise and motivated by the positive and lasting impact we can deliver for the families and communities we serve."

Awards & Community Engagement

•In March, the Centene Foundation and Carolina Complete Health, a Centene subsidiary, announced their investment in and groundbreaking of the Northeast Winston-Salem Choice Neighborhood Initiative. In partnership with McCormack Baron Salazar, the investment will help rebuild 244 affordable housing units and connect residents to essential healthcare and address community needs.

•In March, the Centene Foundation and WellCare of Kentucky, a Centene subsidiary, launched the WellCare Food is Medicine Program to address diabetes-related needs in rural Kentucky. The program will provide eligible Medicaid enrollees with diabetes access to weekly home-delivered, medically tailored meals, recipes, and educational materials for up to three years.

•In February, Buckeye Health Plan, a Centene subsidiary, announced awards to six Ohio healthcare providers under the Provider Accessibility Initiative, a program supported by the National Council on Independent Living's Barrier Removal Fund. The funding will be used to purchase equipment to support patients with disabilities and make ADA-compliant improvements to provider facilities, such as handrails, wheelchair ramps, and sliding doors.

•In January, Centene was named one of the World's Most Admired Companies™ by Fortune® for the eighth consecutive year. The distinction was determined based on Centene's quality of management and products, social responsibility, ability to attract talent, and more.

Membership

The following table sets forth membership by line of business:

	March 31,
	2026	2025
Traditional Medicaid (1)	10,923,100	11,369,400
High Acuity Medicaid (2)	1,503,800	1,589,400
Total Medicaid	12,426,900	12,958,800
Marketplace	3,582,200	5,626,000
Individual and Commercial Group (3)	481,000	448,200
Total Commercial	4,063,200	6,074,200
Medicare (4)	1,002,200	1,043,200
Medicare Prescription Drug Plan (PDP)	8,780,600	7,867,800
Total at-risk membership	26,272,900	27,944,000

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care, and Behavioral Health.
(2)
Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS), and Medicare-Medicaid Plans (MMP) Duals. The Company operated MMPs through December 31, 2025. In 2026 these members are included in Medicare as a result of the Centers for Medicare and Medicaid Services (CMS) transition to Dual Eligible Special Needs Plans (D-SNP) based integration.

(3)	Membership includes Commercial Group, Individual Coverage Health Reimbursement Arrangement (ICHRA) and Other Off-Exchange Individual.
(4)	Membership includes Medicare Advantage, Medicare Supplement, and Applicable Integrated Plans (AIPs) as a result of the CMS transition to D-SNP based integration in 2026.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended March 31,
	2026	2025	% Change
Medicaid	$23,596	$22,299	6%
Commercial	9,556	10,149	(6)%
Medicare (1)	10,326	8,759	18%
Other	1,177	1,282	(8)%
Total premium and service revenues	$44,655	$42,489	5%

(1)	Medicare includes Medicare Advantage, Medicare PDP and Medicare Supplement.

Statement of Operations: Three Months Ended March 31, 2026

•For the first quarter of 2026, premium and service revenues increased 5% to $44.7 billion from $42.5 billion in the comparable period of 2025. The increase was primarily driven by premium yield and membership growth in the PDP business, state-directed payments, and rate increases to address medical trend in the Medicaid business, partially offset by lower Marketplace and Medicaid membership.

•Health benefits ratio (HBR) of 87.3% for the first quarter of 2026 represents a decrease from 87.5% in the comparable period in 2025. The Medicaid HBR decreased by 50 basis points primarily driven by rate and revenue increases, continued tangible progress in managing medical costs and moderate flu costs. The consolidated HBR decrease was also driven by an increase to the premium deficiency reserve (PDR) in 2025 versus no PDR in 2026 for our Medicare Advantage business as a result of our progression towards profitability. The decreases were partially offset by the decline in Marketplace membership and the corresponding impact on consolidated member mix.

•The SG&A expense ratio was 7.6% for the first quarter of 2026, compared to 7.9% in the first quarter of 2025. The adjusted SG&A expense ratio was 7.6% for the first quarter of 2026, compared to 7.9% in the first quarter of 2025. The decreases were primarily driven by strong cost management, leveraging of expenses over higher revenues and reduced Marketplace membership, which operates at a meaningfully higher SG&A expense ratio, as well as overall discipline in Marketplace SG&A. The decreases were also driven by growth in the PDP business, which operates at a meaningfully lower SG&A expense ratio as compared to the overall company.

•The effective tax rate was 26.7% for the first quarter of 2026, compared to 24.7% in the first quarter of 2025. For the first quarter of 2026, our effective tax rate on adjusted earnings was 26.5%, compared to 24.7% in the first quarter of 2025.

•GAAP diluted EPS of $3.11 for the first quarter of 2026.

•Adjusted diluted EPS of $3.37 for the first quarter of 2026.

•Cash flow provided by operations for the first quarter of 2026 was $4.4 billion, primarily driven by net earnings, the partial sale of the 2025 CMS PDP receivables, and the temporary benefit of the timing of payments, partially offset by the establishment of 2026 CMS PDP receivables and a delay in premium payments from one of our state partners subsequently received in April 2026.

Balance Sheet

At March 31, 2026, the Company had cash, investments and restricted deposits of $41.8 billion and maintained $437 million of cash available for general corporate use. Medical claims liabilities totaled $20.6 billion. The Company's days in claims payable (DCP) was 48 days, an increase of two days as compared to the fourth quarter of 2025.

During the first quarter of 2026, the Company sold a participating interest of $1.0 billion of 2025 plan year stand-alone Part D risk-sharing programs receivables and received net cash proceeds of $970 million, resulting in a loss on sale of receivables of $30 million recorded in SG&A in the first quarter of 2026. The proceeds from the sale were used to repurchase $1.0 billion of the Company's par value senior notes due 2027 in March 2026. Following the senior note repurchase, total debt was $16.4 billion, which included no borrowings on the $4.0 billion Revolving Credit Facility at quarter end.

Outlook

Please refer to the Forward-Looking Statements, which should be reviewed in conjunction with the Company's 2026 outlook.

The Company is increasing its 2026 premium and service revenues guidance range by $1.0 billion to a range of $171.0 billion to $175.0 billion driven by Medicaid. The Company is also increasing its investment and other income expectation by $50 million to $1.45 billion.

The Company is updating its 2026 GAAP diluted EPS guidance floor to greater than $2.37 and its 2026 adjusted diluted EPS guidance floor to greater than $3.40.

The Company's annual guidance for 2026 is as follows and will be discussed further on our conference call:

	Full Year 2026
GAAP diluted EPS	> $2.37
Adjusted diluted EPS (1)	> $3.40

(1)	A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

	Full Year 2026
	Low	High
Total revenues (in billions)	$187.5	$191.5
Premium and service revenues (in billions)	$171.0	$175.0
HBR	90.9%	91.7%
SG&A expense ratio	7.0%	7.6%
Adjusted SG&A expense ratio (2)	7.0%	7.6%
Effective tax rate	27.0%	28.0%
Adjusted effective tax rate (3)	26.0%	27.0%
Diluted shares outstanding (in millions)	495.6	498.6

(2)	Adjusted SG&A expense ratio excludes severance costs of approximately $20 million to $24 million and acquisition and divestiture related expenses of approximately $575 thousand.
(3)	Adjusted effective tax rate excludes income tax effects of adjustments of approximately $165 million to $169 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 28, 2026, at 8:30 a.m. ET to review the financial results for the first quarter ended March 31, 2026.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 (toll free) in the U.S. and Canada; +1-412-902-6506 (toll) from abroad, including the following Elite Entry Number: 0526805 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Tuesday, April 27, 2027, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Tuesday, May 5, 2026, by dialing 1-855-669-9658 (toll free) in North America, or +1-412-317-0088 (toll) from abroad, and entering access code 2041356.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2026	2025
GAAP net earnings attributable to Centene	$1,541	$1,311
Amortization of acquired intangible assets	166	173
Other adjustments (1)	7	3
Income tax effects of adjustments (2)	(42)	(42)
Adjusted net earnings	$1,672	$1,445
(1) Other adjustments include the following pre-tax items:
2026:
(a) enterprise optimization costs of $13 million, gain on sale of a provider network in the Other segment of $10 million, net loss on debt extinguishment of $5 million, a net gain on real estate transactions of $4 million, and severance costs due to enterprise optimization and contract exits of $3 million.

2025:
(a) a reduction to the previously reported gain on the sale of Magellan Rx of $10 million and a net gain on real estate transactions of $7 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended March 31,		Annual Guidance December 31, 2026
	2026	2025
GAAP diluted EPS attributable to Centene	$3.11	$2.63	greater than $2.37
Amortization of acquired intangible assets	0.33	0.35	~$1.31
Other adjustments (3)	0.01	0.01	~$0.06
Income tax effects of adjustments (4)	(0.08)	(0.09)	~$(0.34)
Adjusted diluted EPS	$3.37	$2.90	greater than $3.40

(3) Other adjustments include the following pre-tax items:
2026:
(a) for the three months ended March 31, 2026: enterprise optimization costs of $0.03 per share ($0.02 after-tax), gain on sale of a provider network in the Other segment of $0.02 per share ($0.01 after-tax), net loss on debt extinguishment of $0.01 per share ($0.01 after-tax), and a net gain on real estate transactions of $0.01 per share ($0.01 after-tax).

(b) for the year ended December 31, 2026, an estimated: $0.04 per share ($0.03 after-tax) of severance costs, $0.03 per share ($0.02 after-tax) of enterprise optimization costs, $0.02 per share ($0.01 after-tax) gain on sale of a provider network in the Other segment, $0.02 per share ($0.02 after-tax) net loss on debt extinguishment, and a $0.01 per share ($0.01 after-tax) net gain on real estate transactions.

2025:
(a) for the three months ended March 31, 2025: a reduction to the previously reported gain on the sale of Magellan Rx of $0.02 per share ($0.02 after-tax) and a net gain on real estate transactions of $0.01 per share ($0.01 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended March 31,
	2026	2025
GAAP selling, general and administrative expenses	$3,397	$3,353
Less:
Severance	3	—
Enterprise optimization costs	13	—
Adjusted selling, general and administrative expenses	$3,381	$3,353

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach with local teams to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "predict," "intend," "seek," "target," "goal," "potential," "may," "will," "would," "could," "should," "can," "continue," and other similar words or expressions (and the negative thereof). Our 2026 full year guidance outlined in the section titled "Outlook" is a forward-looking statement. Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our expected future operating or financial performance, changes in laws and regulations, market opportunity, expectations concerning pricing actions, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical costs; rate cuts, insufficient rate changes or other payment reductions or delays by government payors affecting our government businesses; the effect of social, economic, and political conditions, geopolitical events and state and federal policies, including the amount and terms of state and federal funding for government-sponsored healthcare programs, including as a result of changes in U.S. presidential administrations or Congress; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder, including the timing and terms of renewal or modification of the Enhanced Advance Premium Tax Credits (eAPTCs) or program integrity initiatives that could have the effect of reducing membership or profitability of our products; unanticipated increased healthcare costs, including due to changes in consumer and provider behaviors, inflation and tariffs; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that could impact revenue and future growth; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and timely provide for operational resources to maintain service level requirements in compliance with the terms of our contracts and state and federal regulations; our ability to comply with the terms of our contracts and state and federal regulations and our ability to effectively oversee our third-party vendors to comply with the terms of their contracts with us and state and federal regulations; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third-party vendors; impairments to real estate, investments, goodwill and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; changes in macroeconomic conditions, including inflation, interest rates and volatility in the financial markets; negative public perception of the Company and the managed care industry; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests and our ability to timely comply with any such changes to our contractual requirements or manage any unexpected delays in regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters including, but not limited to, our ability to resolve claims and/or allegations on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative (SG&A) costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,264	$17,888
Premium and trade receivables	19,426	18,105
Short-term investments	2,477	2,432
Other current assets	1,822	1,945
Total current assets	44,989	40,370
Long-term investments	16,599	17,035
Restricted deposits	1,432	1,412
Property, software and equipment, net	2,090	2,037
Goodwill	10,835	10,835
Intangible assets, net	4,364	4,530
Other long-term assets	866	528
Total assets	$81,175	$76,747
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$20,627	$20,544
Accounts payable and accrued expenses	16,832	13,796
Return of premium payable	1,570	1,592
Unearned revenue	953	736
Current portion of long-term debt	63	50
Total current liabilities	40,045	36,718
Long-term debt	16,308	17,351
Deferred tax liability	744	833
Other long-term liabilities	2,551	1,789
Total liabilities	59,648	56,691
Commitments and contingencies
Redeemable noncontrolling interests	25	23
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 625,477 issued and 493,771 outstanding at March 31, 2026, and 623,463 issued and 491,757 outstanding at December 31, 2025	1	1
Additional paid-in capital	20,823	20,777
Accumulated other comprehensive (loss)	(171)	(58)
Retained earnings	10,215	8,674
Treasury stock, at cost (131,706 and 131,706 shares, respectively)	(9,441)	(9,441)
Total Centene stockholders' equity	21,427	19,953
Nonredeemable noncontrolling interest	75	80
Total stockholders' equity	21,502	20,033
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$81,175	$76,747

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Premium	$43,887	$41,712
Service	768	777
Premium and service revenues	44,655	42,489
Premium tax	5,289	4,131
Total revenues	49,944	46,620
Expenses:
Medical costs	38,303	36,503
Cost of services	702	698
Selling, general and administrative expenses	3,397	3,353
Depreciation expense	134	142
Amortization of acquired intangible assets	166	173
Premium tax expense	5,381	4,217
Total operating expenses	48,083	45,086
Earnings from operations	1,861	1,534
Other income (expense):
Investment and other income	407	382
Debt extinguishment	(5)	—
Interest expense	(164)	(170)
Earnings before income tax	2,099	1,746
Income tax expense	560	432
Net earnings	1,539	1,314
(Earnings) loss attributable to noncontrolling interests	2	(3)
Net earnings attributable to Centene Corporation	$1,541	$1,311

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$3.13	$2.64
Diluted earnings per common share	$3.11	$2.63

Weighted average number of common shares outstanding:
Basic	492,069	496,214
Diluted	495,591	498,180

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net earnings	$1,539	$1,314
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	300	314
Stock compensation expense	67	59
Loss on debt extinguishment	5	—
Deferred income taxes	(53)	(27)
Loss on divestitures	—	10
Changes in assets and liabilities
Premium and trade receivables	(1,353)	(2,684)
Other assets	(188)	(669)
Medical claims liabilities	95	1,603
Unearned revenue	217	208
Accounts payable and accrued expenses	2,905	563
Other long-term liabilities	849	814
Other operating activities, net	(17)	5
Net cash provided by operating activities	4,366	1,510
Cash flows from investing activities:
Capital expenditures	(200)	(135)
Purchases of investments	(987)	(1,630)
Sales and maturities of investments	1,276	1,236
Net cash provided by (used in) investing activities	89	(529)
Cash flows from financing activities:
Proceeds from long-term debt	—	750
Payments and repurchases of long-term debt	(1,046)	(958)
Common stock repurchases	(29)	(41)
Proceeds from common stock issuances	10	10
Other financing activities, net	2	(11)
Net cash (used in) financing activities	(1,063)	(250)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	3,392	731
Cash and cash equivalents reclassified from held for sale	4	—
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	17,957	14,156
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$21,353	$14,887
Supplemental disclosures of cash flow information:
Interest paid	$146	$129
Income tax net payments (refunds)	$(19)	$7

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	March 31,
	2026	2025
Cash and cash equivalents	$21,264	$14,815
Restricted cash and cash equivalents, included in restricted deposits	89	72
Total cash, cash equivalents and restricted cash and cash equivalents	$21,353	$14,887

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2026	2025	2025	2025	2025
MEMBERSHIP
Traditional Medicaid (1)	10,923,100	10,932,600	11,115,400	11,227,400	11,369,400
High Acuity Medicaid (2)	1,503,800	1,585,800	1,591,000	1,592,300	1,589,400
Total Medicaid	12,426,900	12,518,400	12,706,400	12,819,700	12,958,800
Marketplace	3,582,200	5,541,400	5,828,100	5,862,800	5,626,000
Individual and Commercial Group (3)	481,000	452,500	447,900	449,700	448,200
Total Commercial	4,063,200	5,993,900	6,276,000	6,312,500	6,074,200
Medicare (4)	1,002,200	1,002,600	1,013,200	1,026,900	1,043,200
Medicare PDP	8,780,600	8,118,600	7,972,500	7,845,800	7,867,800
Total at-risk membership	26,272,900	27,633,500	27,968,100	28,004,900	27,944,000

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMPs. The Company operated MMPs through December 31, 2025. In 2026 these members are included in Medicare as a result of the CMS transition to D-SNP based integration.
(3)	Membership includes Commercial Group, ICHRA and Other Off-Exchange Individual.
(4)	Membership includes Medicare Advantage, Medicare Supplement and AIPs as a result of the CMS transition to D-SNP based integration in 2026.

NUMBER OF EMPLOYEES	61,000	61,100	60,900	60,300	60,400

DAYS IN CLAIMS PAYABLE	48	46	48	47	49

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$40,239	$37,289	$37,574	$36,403	$35,922
Unregulated	1,533	1,478	1,259	1,086	1,042
Total	$41,772	$38,767	$38,833	$37,489	$36,964

DEBT TO CAPITALIZATION	43.2%	46.5%	45.5%	39.0%	39.5%

OPERATING RATIOS	Three Months Ended March 31,
	2026	2025
HBR	87.3%	87.5%
SG&A expense ratio	7.6%	7.9%
Adjusted SG&A expense ratio	7.6%	7.9%

HBR BY PRODUCT	Three Months Ended March 31,
	2026	2025
Medicaid	93.1%	93.6%
Commercial	75.3%	75.0%
Medicare (5)	84.9%	86.3%

(5)	Medicare includes Medicare Advantage, Medicare PDP and Medicare Supplement.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2025	$19,911
Less: Reinsurance recoverables	64
Balance, March 31, 2025, net	19,847
Incurred related to:
Current period	161,744
Prior periods	(1,972)
Total incurred	159,772
Paid related to:
Current period	142,498
Prior periods	16,197
Total paid	158,695
Plus: Premium deficiency reserve	(270)
Plus: Divestitures	(109)
Balance, March 31, 2026, net	20,545
Plus: Reinsurance recoverables	82
Balance, March 31, 2026	$20,627

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Additionally, approximately $34 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third-party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2025, and prior.